Exhibit 99.1

PROG Holdings Appoints James P. Smith to Board of Directors

Smith is a recognized leader in leveraging digital platforms and emerging technologies, aligning with PROG Holdings’ strategic positioning

SALT LAKE CITY, May 11, 2021 – PROG Holdings, Inc. (NYSE:PRG), the fintech holding company of Progressive Leasing, a leading provider of in-store and e-commerce lease-to-own solutions, and Vive Financial, which offers omnichannel second-look revolving credit products, announced today that James P. Smith has been appointed to its Board of Directors.

“Jim brings an impressive track record of deep financial services and operational expertise as a leader in leveraging digital platforms and emerging technologies, which will be highly additive to our Board,” said Ray Robinson, Chairman of PROG Holdings.

“We’re pleased to welcome Jim as a new independent director,” said Steve Michaels, PROG Holdings’ President and Chief Executive Officer. “Jim is joining our Board at an exciting time in our Company’s history and I’m looking forward to working with him as we continue to develop and advance our strategic roadmap and execute on our growth initiatives as an asset-light, technology-driven provider of lease-to-own and buy-now, pay-later solutions.”

In connection with Mr. Smith’s appointment, the Company’s Board of Directors engaged in a thorough and deliberate process that was led by the Board’s Nominating and Corporate Governance Committee. The Committee engaged executive search firm Spencer Stuart to assist it with conducting a nationwide search for potential director candidates, ensuring each candidate possessed the necessary skills and experiences to match the Company’s strategic direction.

About Jim Smith

Jim Smith is a seasoned leader and pioneer in digital, data, and financial services. Over the past 30 years, Jim has been at the forefront of leveraging technology and data in innovative ways and in developing new products. He helped create the first ever internet banking offering in 1995 and led development of many other industry firsts including mobile banking, Apple Pay, and Zelle, a digital payments network started by a consortium of U.S. banks, including Bank of America, JPMorgan Chase, and Wells Fargo, and now owned by Early Warning Services. Most recently, Jim served on the Wells Fargo Management Committee as the Executive Vice President and Head of Wells Fargo Virtual Channels, where he was responsible for enterprise digital strategy, capabilities, and channels along with enterprise responsibility for retail contact centers (phone, email, chat). Over his career at Wells Fargo, Jim held a variety of executive positions, including as head of Enterprise Data & Analytics and as head of the Enterprise Patent Office.

About PROG Holdings, Inc.

PROG Holdings, Inc. (NYSE:PRG) is a fintech holding company headquartered in Salt Lake City, UT, that provides transparent and competitive payment options to credit-challenged consumers. The company owns Progressive Leasing, a leading provider of in-store, e-commerce, and app-based point-of-sale lease-to-own solutions, and Vive Financial, an omnichannel provider of second-look revolving credit products. Progressive Leasing has helped millions of consumers acquire furniture, appliances, jewelry, electronics, mattresses, cell phones and other large-ticket products consumers need by utilizing a technology-based proprietary platform that provides instant decisioning results. Vive Financial offers consumers who may not qualify for traditional prime lending products a variety of second-look, revolving credit products originated through federally insured banks, including private label and Vive-branded credit cards. More information on PROG Holdings’ companies can be found on their websites, https://progleasing.com and https://vivecard.com.

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Investor Contact

John Baugh

VP, Investor Relations

john.baugh@progleasing.com

Media Contact

Mark Delcorps

Director, Corporate Communications

media@progleasing.com